Exhibit 99.1

Smart Balance Holds Annual Stockholders Meeting

Boulder, CO (May 13, 2011) – Smart Balance, Inc. (NasdaqGM: SMBL) held its Annual Meeting of Stockholders in Boulder, Colorado, on May 11, 2011.

Stockholders re-elected William Hooper, Gerald Laber and James Leighton to serve three-year terms on the Board of Directors.  In addition, stockholders ratified the selection of Ehrhardt Keefe Steiner & Hottman PC as the Company’s independent auditors for the 2011 calendar year, approved the advisory resolution on executive compensation and provided an advisory vote on the frequency of future advisory votes on executive compensation, with one year receiving the most votes.

About Smart Balance, Inc.

Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol, and/or by incorporating ingredients that consumers may be missing in their diets.  The company markets the Smart Balance® line of products, which include Smart Balance® Buttery Spreads, Enhanced Milks, Buttery Sticks, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise Dressing, Non-Stick Cooking Spray and Cheese, and also markets natural food products under the Earth Balance® brand and healthier lifestyle products under the Bestlife™ brand.

For more information about Smart Balance, Inc., Smart Balance® products and the Smart Balance™ Food Plan, please visit www.smartbalance.com.

Contact:

Carole Buyers
Vice President Investor Relations &
Business Development
Smart Balance, Inc.
cbuyers@smartbalance.com
303-652-0521 x152